Exhibit 10.17

AGILENT TECHNOLOGIES, INC.

2009 STOCK PLAN

STOCK OPTION AWARD AGREEMENT FOR U.S. EMPLOYEES

THIS AGREEMENT, dated as of the date of grant (the “Grant Date”) indicated in your account maintained by the company providing administrative services in connection with the Plan (as defined below) (the “External Administrator”), between Agilent Technologies, Inc., a Delaware corporation (the “Company”), and you as an individual who has been granted a stock option pursuant to the Agilent Technologies, Inc. 2009 Stock Plan (the “Awardee”) is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the Agilent Technologies, Inc. 2009 Stock Plan, (the “Plan”), and a description of the terms and conditions of the Plan is set forth in the U.S. Plan prospectus (the “Prospectus”).  A copy of the Prospectus is available at http://stockoptions.corporate.agilent.com and also on your External Administrator website.  A copy of the Plan document can be viewed at http://stockoptions.corporate.agilent.com and will also be made available upon request; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its authorized delegate(s) determined that the Awardee shall be granted an option under the Plan as hereinafter set forth;

NOW THEREFORE, the parties hereby agree that the Company grants the Awardee an option (“Option”) to purchase the number of shares of the Company’s $0.01 par value voting Common Stock indicated in the Awardee’s External Administrator account subject to the terms and conditions set forth herein and in the Plan.

1.                    Governing Document.  This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.  Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.

2.                    Option Price.  The Option price shall be equal to the Fair Market Value (as defined in the Plan document) of the underlying shares on the Grant Date, unless otherwise required by law.  The Option price for this grant is indicated in the Awardee’s External Administrator account.

3.                    Non-Transferability of Option.  This Option is not transferable by the Awardee except by will or the laws of descent and distribution. During the Awardee’s lifetime, only the Awardee can exercise this Option. This Option may not be transferred, assigned, pledged or hypothecated by the Awardee during his or her lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4.                    Vesting.  So long as the Awardee retains status as an Awardee Eligible to Vest as such term is defined in the Plan, this Option will vest in whole or in part, in accordance with the following vesting schedule: 25% per year for 4 years.

An Awardee loses status as an Awardee Eligible to Vest when certain events occur, including but not limited to, termination of employment with the Company or transfer of employment from the Company. If an individual ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Sections 4(a), (b), (c) and (d) below, the Awardee’s unvested Option shall terminate immediately.  If, for any reason, the Awardee does not exercise his or her vested Option within the appropriate exercise period set forth in Section 7 below, the Option shall automatically terminate, and the underlying shares covered by such Option shall revert to the Plan.

(a)   Retirement of Awardee.  If the Awardee ceases to be an Awardee Eligible to Vest as a result of the Awardee’s retirement, in accordance with the Company’s or its Subsidiary’s retirement policy, all unvested Options shall continue to vest in accordance with the vesting schedule set forth above.

(b)   Disability of Awardee.  If the Awardee ceases to be an Awardee Eligible to Vest as a result of the Awardee’s total and permanent disability, all unvested Options shall immediately vest.

(c)   Death of Awardee.  If the Awardee dies while an Employee or after Awardee’s retirement, in accordance with the Company’s or its Subsidiary’s retirement policy, all unvested Options shall immediately vest.

(d)   Voluntary Severance Incentive Program.  If the Awardee ceases to be an Awardee Eligible to Vest as a result of participation in the Company’s or its Subsidiary’s voluntary severance incentive program approved by the Board or Executive Committee, any unvested Option and/or SAR shall immediately vest.

5.                    Term of the Option.  This Option will expire ten (10) years from the Grant Date, unless sooner terminated, forfeited, or canceled in accordance with the provisions of the Plan. This means that the Option must be exercised, if at all, on or before the expiration date.  This expiration date is indicated in the Awardee’s External Administrator account.  The Awardee is responsible for keeping track of this date and will not receive any prior notification of the expiration date from the Company.

6.                    Exercise of the Option.  Options may be exercised in any manner permitted by the External Administrator, and will be subject to such administrator’s fees and procedures.  The Company reserves the right to limit availability of certain methods of exercise as it deems necessary, including those limitations set forth in the Appendix to this Award Agreement.

7.                    Termination of Employment.  Any unvested portion of the Option shall be terminated immediately when the Awardee ceases to be an Awardee Eligible to Vest, unless the Awardee ceases to be an Awardee Eligible to Vest due to the Awardee’s death, total and permanent disability, retirement or participation in the Company’s Workforce Management Program.  Except as the Committee may otherwise determine, termination of the Awardee’s employment or service for any reason shall occur on the date such Awardee ceases to perform services for the Company or any Affiliate without regard to whether such Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination or, with respect to a member of the Board who is not also an employee of the Company or any Subsidiary, the date such Awardee is no longer a member of the Board.

All rights of the Awardee in this Option, to the extent that it has vested but has not been exercised, shall terminate on the earlier of the expiration date or three (3) months after the Awardee loses status as an Awardee Eligible to Vest, except where the Awardee loses such status because of death, retirement or permanent and total disability. In the event of the Awardee’s death, his or her legal representative or designated beneficiary shall have the right to exercise the Awardee’s right under this Option.  The representative or designee must exercise the Option before the earlier of the expiration date or one (1) year after the death of the Awardee, and shall be bound by the provisions of the Plan.  In case of permanent and total disability, the Awardee retains rights in this Option until the earlier of the expiration date or three (3) years from the date thereof. In the case of retirement, the Awardee retains rights in this Option until the expiration date; provided that in the event of such Awardee’s death prior to the expiration date, his or her legal representative or designated beneficiary shall have the right to exercise the Awardee’s right under this Option before the earlier of the expiration date or one (1) year after the death of the Awardee as set forth above.

Notwithstanding any provision in the Plan to the contrary, if an Awardee terminates employment due to death, total and permanent disability, or due to participation in the Company’s Workforce Management Program, the Option shall vest in full and if an Awardee terminates employment due to retirement in accordance with the Company’s local retirement policy, the Option shall continue to vest in accordance with the vesting schedule set forth in Section 4 above.

In the event of a Change of Control of the Company (as defined in Section 18(c) of the Plan or any successor), the Option shall vest in full immediately prior to the closing of the transaction.  The foregoing shall not apply where the Option is assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a Change of Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued stock options shall be able to acquire such publicly traded securities.

8.                    Restrictions on Sale of Shares of Common Stock.  The Company shall not be obligated to issue any shares of Common Stock pursuant to this Option unless the shares of Common Stock are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws.

9.                    Responsibility for Taxes.  Regardless of any action the Company or the Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), the Awardee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Awardee is and remains the Awardee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Awardee’s liability for Tax-Related Items.

Prior to the relevant taxable event, the Awardee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items withholding obligations of the Company and/or the Employer.  In this regard, the Awardee authorizes the Company and/or the Employer, at their sole discretion to satisfy the obligations with regard to all applicable Tax-Related Items legally payable by one or a combination of the following: (1) withholding from the Awardee’s wages or other cash compensation paid to the Awardee by the

Company and/or the Employer; (2) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option; (3) arranging for the sale of shares of Common Stock acquired upon exercise of the Option (on the Awardee’s behalf and at the Awardee’s discretion pursuant to this authorization); or (4) withholding in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount.  If the obligation for the Awardee’s Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, the Awardee is deemed to have been issued the full number of shares of Common Stock subject to the Option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of this Option.

Finally, the Awardee will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Awardee’s participation in the Plan or the Awardee’s purchase of shares of Common Stock that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the shares of Common Stock if the Awardee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

10.              Adjustment.  The number of shares of Common Stock subject to this Option and the Option price of such shares may be adjusted by the Company from time to time pursuant to the Plan.

11.              Nature of the Option.  By accepting the grant of this Option, the Awardee acknowledges and agrees that:

(i)         the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

(ii)        the grant of an option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(iii)       all determinations with respect to any future option grants, including, but not limited to, the times when options shall be granted, the maximum number of shares subject to each option and the option price, will be at the sole discretion of the Company;

(iv)       participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Awardee’s employment relationship at any time;

(v)        participating in the Plan is voluntary;

(vi)       the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Awardee’s employment contract, if any;

(vii)      the Option and the shares of Common Stock acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;

(viii)     in the event the Awardee is not an employee of the Company, the Option will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Subsidiary or Affiliate;

(ix)       the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(x)        if the underlying shares of Common Stock do not increase in value, the Option will have no value;

(xi)       if the Awardee exercises the Option and acquires shares of Common Stock, the value of those shares of Common Stock acquired may increase or decrease in value, even below the Option price;

(xii)      in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or shares of Common Stock acquired under the Option resulting from termination of the Awardee’s employment by the Company or the Employer and the Awardee irrevocably releases the Company and the Employer from any such claim that may arise;

(xiii)     the vesting of any Option ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility to vest for any reason, except as may otherwise be explicitly provided in the Plan document or this Award Agreement;

(xiv)     the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Awardee’s participation in the Plan, the exercise of the Option or the purchase or sale of shares of Common Stock under the Plan;

(xv)      the Awardee is advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan; and

(xvi)     the Awardee acknowledges that this Award Agreement is between the Awardee and the Company, and that the Employer is not a party to this Award Agreement.

12.            Data Privacy.  The Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s personal data as described in this document by and among, as applicable, the Company the Employer and the External Administrator  for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.

The Awardee hereby understands that the Company and the Employer hold certain personal information about the Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Awardee hereby understands that Data may be transferred to any third parties (including the External Administrator) assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Awardee’s country or elsewhere, such as outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than the Awardee’s country.  All such transfers of Data will be in accordance with the Company’s Privacy Policies and Guidelines.  The Awardee hereby understands that the

Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting the Awardee’s local human resources representative. The Awardee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Awardee may elect to deposit any Common Stock acquired upon exercise of the Option.  The Awardee hereby understands that refusing or withdrawing the Awardee’s consent may affect the Awardee’s ability to participate in the Plan.  For more information on the consequences of the Awardee’s refusal to consent or withdrawal of consent, the Awardee understands that he or she may contact his or her human resources representative responsible for the Awardee’s country at the local or regional level.

13.              No Rights Until Issuance.  The Awardee shall have no rights hereunder as a shareholder with respect to any shares subject to this Option until the date that shares of Common Stock are issued to the Awardee upon exercise of the Option.

14.              Recoupment.  This Option is subject to the terms of the Agilent Technologies Executive Compensation Recoupment Policy in the form approved by the Committee as the date of grant (the “Policy”), if and to the extent that the Policy by its terms applies to the Option and the Awardee; and the terms of the Policy as of the date of grant are incorporated by reference herein and made a part hereof.

15.              Administrative Procedures.  The Awardee agrees to follow the administrative procedures that may be established by the Company and/or the External Administrator for participation in the Plan which may include a requirement that the shares issued upon vesting be held by the External Administrator until the Awardee disposes of such shares.  The Awardee further agrees that the Company may determine the actual method of withholding for Tax-Related Items as described in Section 9 above.  Awardee agrees to update the Company with respect to Awardee’s home address, contact information and any information necessary for the Company or one of its affiliates to process any required tax withholding or reporting related to this Option.

16.              Entire Agreement; Amendment.  The Plan is incorporated herein by reference.  The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.  Otherwise, this Option may be amended as provided in the Plan.

17.              Governing Law and Venue.  This Award Agreement is governed by and construed according to the internal substantive laws, but not the choice of law rules, of the State of Delaware as provided in the Plan.  Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.

18.              Binding Agreement; Interpretation.  By accepting the grant of this Option evidenced hereby, the Awardee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement.  The Awardee has reviewed the Prospectus and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Option and fully understands all provisions of the Prospectus and Award Agreement.  The Awardee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement.

19.              Language.  The Awardee acknowledges that he or she may be executing part or all of the Award Agreement in English and agrees to be bound accordingly.  If the Awardee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

20.              Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under (and participation in) the Plan or future awards that may be granted under the Plan by electronic means or to request the Awardee’s consent to participate in the Plan by electronic means.  The Awardee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.              Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.              Acceptance and Rejection.  This Award Agreement is one of the documents governing this Option, which the Awardee must accept or reject online through the External Administrator’s website.

AGILENT TECHNOLOGIES, INC.

By	/s/ William P. Sullivan
William P. Sullivan
President and Chief Executive Officer

By	/s/ Marie Oh Huber
Marie Oh Huber
Senior Vice President, General Counsel and Secretary

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS